Exhibit 99.2

SEALY CORPORATION

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 3,	February 26,
	2013	2012
Net sales	$339,635	$312,290
Cost of goods sold	211,540	189,915

Gross profit	128,095	122,375

Selling, general and administrative expenses	120,882	100,124
Amortization expense	367	72
Restructuring expenses	351	—
Royalty income, net of royalty expense	(4,382)	(3,730)

Income from operations	10,877	25,909

Interest expense	22,390	22,160
Refinancing and extinguishment of debt	2,429	913
Other income, net	(77)	(122)

(Loss) income before income taxes	(13,865)	2,958
Income tax (benefit) provision	(10,105)	2,527
Equity in earnings of unconsolidated affiliates	1,085	1,175

(Loss) income from continuing operations	(2,675)	1,606
Loss from discontinued operations	(232)	(370)

Net (loss) income	(2,907)	1,236
Net loss attributable to noncontrolling interests	(313)	—

Net (loss) income attributable to common shareholders	(3,220)	1,236
Other comprehensive (loss) income, net of tax	(1,764)	6,495

Comprehensive (loss) income attributable to common shareholders	$(4,984)	$7,731

(Loss) earnings per common share attributable to common shareholders—Basic
(Loss) income from continuing operations per common share	$(0.03)	$0.02
Loss from discontinued operations per common share	—	—

(Loss) earnings per common share attributable to common shareholders—Basic	$(0.03)	$0.02

(Loss) earnings per common share attributable to common shareholders—Diluted
(Loss) income from continuing operations per common share	$(0.03)	$0.01
Loss from discontinued operations per common share	—	—

(Loss) earnings per common share attributable to common shareholders—Diluted	$(0.03)	$0.01

Weighted average number of common shares outstanding:
Basic	104,745	100,918
Diluted	104,745	109,254

See accompanying notes to Condensed Consolidated Financial Statements.

SEALY CORPORATION

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

(unaudited)

	March 3,	December 2,
	2013	2012
ASSETS
Current assets:
Cash and equivalents	$46,921	$128,154
Accounts receivable (net of allowance for doubtful accounts, discounts and returns, 2013—$31,159; 2012—$29,959)	175,997	152,619
Inventories	74,551	72,364
Other current assets	37,785	31,358
Deferred income tax assets	22,109	21,579

Total current assets	357,363	406,074

Property, plant and equipment	426,713	424,006
Less accumulated depreciation	(264,002)	(259,983)

	162,711	164,023

Goodwill	362,096	363,229
Intangible assets, net	14,340	14,710
Deferred income tax assets	4,245	3,945
Other assets, including debt issuance costs, net	46,812	53,364

	427,493	435,248

Total assets	$947,567	$1,005,345

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion - long-term obligations	$4,470	$4,045
Accounts payable	85,411	100,796
Accrued incentives and advertising	26,725	34,664
Accrued compensation	21,145	33,065
Accrued interest	15,398	14,484
Other accrued liabilities	44,492	35,913
Deferred income taxes	—	3,000

Total current liabilities	197,641	225,967

Long-term obligations, net of current portion	729,902	765,521
Other liabilities	61,226	60,249
Deferred income tax liabilities	124	93

Redeemable noncontrolling interest	11,348	11,035

Stockholders’ deficit:
Common stock, $0.01 par value; Authorized 600,000 shares
Issued and outstanding: 2013—105,033; 2012—104,322	1,054	1,045
Additional paid-in capital	965,598	955,777
Treasury stock, at cost: 2013—655; 2012—655	(1,138)	(1,138)
Accumulated deficit	(1,019,787)	(1,016,567)
Accumulated other comprehensive income, net	1,599	3,363

Total stockholders’ deficit	(52,674)	(57,520)

Total liabilities and stockholders’ deficit	$947,567	$1,005,345

See accompanying notes to Condensed Consolidated Financial Statements.

SEALY CORPORATION

Condensed Consolidated Statement of Stockholders’ Deficit

(in thousands)

(unaudited)

						Accumulated
			Additional			Other
	Common Stock		Paid-in	Treasury	Accumulated	Comprehensive
	Shares	Amount	Capital	Stock	Deficit	Income (Loss)	Total
Balance at December 2, 2012	104,322	$1,045	$955,777	$(1,138)	$(1,016,567)	$3,363	$(57,520)

Net loss attributable to common shareholders					(3,220)		(3,220)
Other comprehensive (loss)						(1,764)	(1,764)
Share-based compensation			1,494				1,494
Exercise of stock options	205	—	40				40
Vesting of restricted share units, net	506	9	(735)				(726)
Excess tax benefit on share based awards			176				176
Beneficial conversion features on Convertible Paid in Kind Notes			8,846				8,846

Balance at March 3, 2013	105,033	$1,054	$965,598	$(1,138)	$(1,019,787)	$1,599	$(52,674)

See accompanying notes to Condensed Consolidated Financial Statements.

SEALY CORPORATION

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended
	March 3,	February 26,
	2013	2012
Operating activities:
Net (loss) income	$(2,907)	$1,236
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	7,214	6,058
Deferred income taxes	(3,247)	(636)
Amortization of deferred gain on sale-leaseback	544	(174)
Paid in kind interest on convertible notes	6,812	5,526
Amortization of discount on Senior Notes	367	424
Amortization of debt issuance costs and other	877	1,162
Share-based compensation	1,494	2,496
Excess tax benefits from share-based payment arrangements	(176)	—
(Gain) loss on sale of assets	(30)	243
Write-off of debt issuance costs related to debt extinguishments	1,576	553
Loss on repurchase of senior notes	1,050	300
Dividends received from unconsolidated affiliates	—	1,000
Equity in earnings of unconsolidated affiliates	(1,085)	(1,175)
Other, net	1,532	1,210
Changes in operating assets and liabilities:
Accounts receivable	(24,454)	(24,463)
Inventories	(3,218)	(2,571)
Other current assets	(5,142)	2,081
Other assets	(193)	95
Accounts payable	(15,012)	6,142
Accrued expenses	(12,577)	1,877
Other liabilities	1,237	(12)

Net cash (used in) provided by operating activities	(45,338)	1,372

Investing activities:
Purchase of property, plant and equipment	(6,144)	(3,822)
Proceeds from sale of property, plant and equipment	62	1,981
Advances to Comfort Revolution	7,725	—

Net cash provided by (used in) investing activities	1,643	(1,841)

Financing activities:
Proceeds from issuance of long-term obligations	1,151	702
Repayments of long-term obligations	(981)	(929)
Repayment of senior secured notes, including premium of $1,050 and $300	(36,050)	(10,300)
Repurchase of common stock associated with vesting of employee share-based awards	(726)	(10)
Exercise of employee stock options	216	—

Net cash used in financing activities	(36,390)	(10,537)

Effect of exchange rate changes on cash	(1,148)	955

Change in cash and equivalents	(81,233)	(10,051)
Cash and equivalents:
Beginning of period	128,154	107,975

End of period	$46,921	$97,924

See accompanying notes to Condensed Consolidated Financial Statements.

SEALY CORPORATION

Notes to Condensed Consolidated Financial Statements

(unaudited)

Note 1: Basis of Presentation and Significant Accounting Policies

The interim Condensed Consolidated Financial Statements are unaudited, and certain related information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted in accordance with Rule 10-01 of Regulation S-X. The accompanying interim Condensed Consolidated Financial Statements were prepared following the same policies and procedures used in the preparation of the annual financial statements and reflect all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position of Sealy Corporation and its subsidiaries (collectively, the “Company”). The results of operations for the interim periods are not necessarily indicative of the results for the fiscal year. The Company’s third fiscal quarter sales are typically 5% to 15% higher than other fiscal quarters. These Condensed Consolidated Financial Statements should be read in conjunction with the annual consolidated financial statements for the year ended December 2, 2012 pursuant to the Company’s Form 8-K filed April 1, 2013.

At March 3, 2013, affiliates of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) controlled approximately 44.4% of the issued and outstanding common stock of Sealy Corporation.

Merger Agreement with Tempur-Pedic International Inc.

On September 26, 2012, the Company entered into a Merger Agreement with Tempur-Pedic International Inc. (“Tempur-Pedic”) pursuant to which a wholly-owned subsidiary of Tempur-Pedic International, Inc. would merge with and into the Company, resulting in the Company becoming a subsidiary of Tempur-Pedic (the “Merger”). On March 18, 2013 (the “Merger Date”), the Merger was completed and each issued and outstanding share of the Company’s common stock immediately prior to the Merger was converted into the right to receive $2.20 per share in cash (the “Merger Consideration”). As part of the transaction the Company’s outstanding Senior Notes and 2014 Notes were also redeemed in accordance with the provisions of the related note indentures. As of the Merger Date, all of the Company’s outstanding stock options, restricted share units and equity share units, whether vested or unvested, became fully vested and exercisable and converted into a right to receive a cash payment based upon the Merger Consideration and value of such awards.

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the amount of assets and liabilities and disclosures on contingent assets and liabilities at period end and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from these estimates.

Principles of Consolidation

The Company evaluates, at inception, each investment to determine if it qualifies as a variable interest entity (“VIE”) under the authoritative guidance for consolidations. A variable interest entity is an entity used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors who are not required to provide sufficient financial resources for the entity to support is activities without additional subordinated financial support. Upon the occurrence of certain events, the Company reassesses its initial determination of whether the investment is a VIE.

The Company also evaluates whether it is the primary beneficiary of each VIE and consolidates the VIE if the Company has both (a) the power to direct the economically significant activities of the entity and (b) the obligation to absorb losses of, or the right to receive benefits from, the entity that could potentially be significant to the VIE. The Company considers the contractual agreement that define ownership structure, distribution of profits and losses, risks, responsibilities, indebtedness, voting rights and board representation of the respective parties in determining whether it qualifies as the primary beneficiary. The Company also considers all parties that have direct or implicit variable interests when determining whether it is the primary beneficiary. When the Company is determined to be the primary beneficiary, the VIE is consolidated.

On June 13, 2012, the Company acquired a 45% ownership interest in Comfort Revolution International, LLC (“Comfort Revolution”), a joint venture with Comfort Revolution, LLC (“CR Member”). The Company determined that Comfort Revolution constitutes a VIE for which the Company is considered to be the primary beneficiary due, primarily, to the Company’s disproportionate share of the economic risk associated with its equity contribution and debt financing. As of March 3, 2013, the Company had recorded net assets of $20.6 million within the accompanying Condensed Consolidated Balance Sheets related to Comfort Revolution. These assets are only able to be used to settle obligations of Comfort Revolution. Further, the creditors of Comfort Revolution do not have recourse to the assets of the Company. Since the Company is considered to be the primary beneficiary, the financial statements of Comfort Revolution are consolidated herein.

Due to the difference in Comfort Revolution’s fiscal year, which ends on December 31, and the availability of financial statements for Comfort Revolution, the results of Comfort Revolution are presented on a two month lag. As such, for the three month period ended March 3, 2013, the results of Comfort Revolution are included from September 1, 2012 through December 31, 2012.

The Company also invests in a group of joint ventures that were formed to develop markets for Sealy branded products in Asia-Pacific region. The Company has concluded that these entities do not qualify as VIEs and are accounted for as equity method investments since the Company is deemed to have significant influence but does not have effective control of the entities.

The Company’s significant accounting policies are described in Note 1 to the annual consolidated financial statements for the year ended December 2, 2012 within the Company’s 2012 Annual Report filed on Form 10-K pursuant to its Form 8-K filed on April 1, 2013.

Note 2: Recently Issued Authoritative Accounting Guidance

In June 2011, the Financial Accounting Standard Board (“FASB”) issued authoritative guidance surrounding the presentation of comprehensive income, with an objective of increasing the prominence of items reported in other comprehensive income (“OCI”). This guidance provides entities with the option to present the total of comprehensive income, the components of net income and the components of OCI in either a single continuous statement of comprehensive income or in two separate but consecutive statements. In addition, entities must present on the face of the financial statement, items reclassified from OCI to net income in the section of the financial statement where the components of net income and OCI are presented, regardless of the option selected to present comprehensive income. The guidance is applicable retrospectively and is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011. The Company adopted this guidance in the first quarter of fiscal 2013, and has changed its presentation of these items within these financial statements.

Note 3: Share-Based Compensation

The Company maintains the 1998 Stock Option Plan (“1998 Plan”) and the 2004 Stock Option Plan for Key Employees of Sealy Corporation and its Subsidiaries (“2004 Plan”) which are collectively referred to as the “Option Plans”. The Company accounts for all new share-based awards granted and outstanding using the fair value based method under FASB authoritative guidance surrounding share- based payments. Total share-based compensation recognized during the three months ended March 3, 2013 and February 26, 2012 was $1.5 million and $2.5 million, respectively.

Stock Option Awards

During the three months ended March 3, 2013 and February 26, 2012, the Company granted no new options to purchase shares of its common stock.

A summary of outstanding options under the 1998 Plan as of March 3, 2013, is presented below:

		Weighted Average
	Shares Subject to	Exercise Price Per
	Options	Share
Outstanding December 2, 2012	1,425,028	$1.01
Exercised	(198,002)	0.15

Outstanding March 3, 2013 (all fully vested and exercisable)	1,227,026	$1.14
Weighted average remaining contractual term	1.1 years
Aggregate intrinsic value of in-the-money options at March 3, 2013 (in thousands)	$1,335

A summary of outstanding options under the 2004 Plan as of March 3, 2013, is presented below:

		Weighted Average
	Shares Subject to	Exercise Price Per
	Options	Share
Outstanding December 2, 2012	5,230,980	$5.46
Exercised	(6,633)	$1.64

Outstanding March 3, 2013	5,224,347	$5.47
Weighted average remaining contractual term	2.3 years
Aggregate intrinsic value of in-the-money options (in thousands)	$782
Exercisable at March 3, 2013	5,104,359
Weighted average remaining contractual term	2.4 years
Aggregate intrinsic value of in-the-money options (in thousands)	$782

As of March 3, 2013, the Company had approximately $0.2 million of unrecognized compensation expense related to stock option awards, which is expected to be recognized over a weighted average period of 0.9 years.

The Company has granted stock options to employees that have accelerated vesting provisions which take effect if certain performance levels are achieved by the Company. If the Company does not meet these performance targets, then the vesting of the options occurs over the remainder of the requisite service period. As of March 3, 2013, the performance targets for certain of these stock options have not been met. As such, the related unrecognized compensation cost is being recognized over the remainder of the requisite service period.

Restricted Share Unit Awards

During the three months ended March 3, 2013, the Company did not approve any grants of time-based restricted stock units (“RSUs”). During the three months ended February 26, 2012, the Company approved the following grants of time-based RSUs:

	Three months
	March 3, 2013	February 26, 2012
Number of awards granted	—	30,000
Weighted average grant date fair value	$—	$1.56

The awards granted in fiscal 2012 vest ratably over a requisite service period and do not contain an accretion factor. The fair value of the Company’s RSU awards is based on the closing price of Sealy Corporation’s common stock as of the grant date. The Company has outstanding RSU awards of two types: 1) Time-based RSU awards that accrete in the number of RSUs at an annual rate of 8% payable semi-annually until the RSUs are vested or forfeited; and 2) Time-based RSU awards that vest ratably over a requisite service period. Certain of the Company’s outstanding RSUs contain dividend participation rights and are considered participating securities for the purposes of calculating the Company’s earnings per share. The unrecognized compensation expense for the outstanding unvested RSU awards as of March 3, 2013 is $1.2 million.

A summary of RSU award activity for the three months ended March 3, 2013, is presented below:

	Unvested Restricted	Weighted Average
	Share Units	Grant Date Fair Value
Outstanding December 2, 2012	5,759,309	$2.25
Vested	(885,364)	$2.54

Outstanding March 3, 2013	4,873,945	$2.19
Expected to vest, March 3, 2013	4,729,795	$2.20
Weighted average remaining vesting period	3.76 years

Note 4: Inventories

Inventories are stated at the lower of cost or market, determined by the first-in, first-out method, and consist of the following (in thousands):

	As of	As of
	March 3, 2013	December 2, 2012
Raw materials	$32,827	$33,114
Work in process	19,957	20,132
Finished goods	21,767	19,118

	$74,551	$72,364

Note 5: Warranty Costs

The Company’s warranty policy provides a 10-year non-prorated warranty service period on all currently manufactured Sealy Posturepedic®, and Bassett® bedding products and certain other Sealy® branded products. In addition, the Company is beginning a 20 year, limited warranty, 10 year non-prorated and 10 year additional warranty; on certain components of its 2012 Optimum™ by Sealy Posturepedic® and Stearns & Foster® products. Also, the Company has a 20-year warranty on the major components of its TrueForm® and MirrorForm™ visco-elastic products and its SpringFree® latex product, the last ten years of which are prorated on a straight-line basis. Though discontinued in 2008, the Company also offered a 20-year limited warranty on its RightTouch® product line which covered only certain parts of the product and will be prorated for part of the twenty years. The Company’s policy is to accrue the estimated cost of warranty coverage at the time the sale is recorded. The estimate involves an average lag time in days between the sale of a bed and the date of its return, applied to the current rate of the warranty returns.

The change in the Company’s accrued warranty obligations for each of the three months ended March 3, 2013 and February 26, 2012 was as follows (in thousands):

	March 3, 2013	February 26, 2012
Accrued warranty obligations at beginning of period	$13,598	$13,606
Warranty claims	(4,670)	(3,755)
Warranty provisions	4,785	3,747

Accrued warranty obligations at end of period	$13,713	$13,598

As of March 3, 2013 and December 2, 2012, $9.7 million and $9.8 million are included as a component of other accrued liabilities and $7.2 million and $7.0 million are included as a component of other noncurrent liabilities within the accompanying Condensed Consolidated Balance Sheets, respectively. In estimating its warranty obligations, the Company considers the impact of recoverable salvage value on warranty cost in determining its estimate of future warranty obligations. Warranty claims and provisions shown above do not include estimated salvage recoveries that reduced cost of sales by $1.4 million and $1.3 million for the three months ended March 3, 2013 and the three months ended February 26, 2012, respectively.

Note 6: Goodwill and Other Intangible Assets

The Company performs an annual assessment of its goodwill for impairment as of the beginning of the fiscal fourth quarter. The Company also assesses its goodwill and other intangible assets for impairment when events or circumstances indicate that their carrying value may not be recoverable from future cash flows.

The changes in the carrying amount of goodwill for the three months ended March 3, 2013 are as follows (in thousands):

Balance as of December 2, 2012	$363,229
Decrease due to foreign currency translation	(1,133)

Balance as of March 3, 2013	$362,096

The Company’s intangible assets consist of the following (in thousands):

	March 3, 2013			December 2, 2012
							Weighted
	Gross Carrying	Accumulated	Net Carrying	Gross Carrying	Accumulated	Net Carrying	Average
	Amount	Amortization	Amount	Amount	Amortization	Amount	Useful Life
Licenses	$4,615	$(4,615)	$—	$4,615	$(4,615)	$—	—
Trademarks	3,100	(146)	2,954	3,100	(73)	3,027	11.3
Intellectual property	3,300	(189)	3,111	3,300	(95)	3,205	9.3
Customer relationships	8,700	(425)	8,275	8,700	(223)	8,477	10.3

Total intangible assets	$19,715	$(5,375)	$14,340	$19,715	$(5,005)	$14,710	10.2

Intangible assets with determinable lives are amortized using a straight-line method. Costs to renew or extend the term of a recognized intangible asset are expensed as incurred. During each of the three months ended March 3, 2013 and February 26, 2012, the Company recognized amortization expense associated with intangibles of $0.4 million and $0.1 million, respectively.

Note 7: Debt Issuance Costs

Senior Note Redemptions

During the three months ended March 3, 2013 and February 26, 2012, the Company redeemed portions of the principal amount of its outstanding senior secured notes due April 2016 (the “Senior Notes”) at a redemption price of 103% of the principal amount of the notes, plus accrued and unpaid interest to the redemption date.

	Three Months Ended
	March 3, 2013	February 26, 2012
Principal amount redeemed	$35,000	$10,000

Premium paid to redeem the notes	$1,050	$300
Write-off of related debt issuance costs and original issue discount	1,379	553

	$2,429	$853

Note 8: Unconsolidated Affiliate Companies

The Company has ownership interest in a group of joint ventures to develop markets for Sealy® branded products in the Asia-Pacific region. The Company’s ownership interest in these joint ventures is 50% and they are accounted for under the equity method. The Company’s share of earnings is recorded in equity in earnings of unconsolidated affiliates in the Condensed Consolidated Statements of Operations.

Summarized statements of operations for these joint ventures from each of the three month periods ended are as set forth below (in thousands):

	Three months
	March 3, 2013	February 26, 2012
Revenues	$19,547	$15,899
Gross profit	12,376	10,020
Income from operations	2,636	2,972
Net income	2,170	2,349

Note 9: Long-Term Obligations

Long-term obligations as of March 3, 2013 and February 26, 2012 consisted of the following (in thousands):

	March 3, 2013	December 2, 2012
Asset-based revolving credit facility	$—	$—
Senior Notes	229,781	263,619
Convertible Notes (1)	192,206	194,399
2014 Notes	268,945	268,945
Financing obligations	39,590	39,961
Other	3,850	2,642

	734,372	769,566
Less current portion	(4,470)	(4,045)

	$729,902	$765,521

(1)	Includes paid in kind (“PIK”) interest of $2.4 million and $6.8 million from January 16, 2013 through March 3, 2013 and from July 16, 2012 through December 2, 2012, respectively, for which the principal balance of the Convertible Notes has not yet been increased. This balance also includes the impact of unamortized beneficial conversion features recognized upon prior interest payment dates.

The Company’s outstanding debt as of March 3, 2013 primarily consists of the following: 1) a senior secured asset-based revolving credit facility (the “Amended ABL Revolver”) which is discussed further below; 2) $235.0 million in aggregate principal amount of Senior Notes; 3) $230.0 million in aggregate principal amount of senior secured convertible PIK notes due June 2016 which are convertible into shares of the Company’s common stock (the “Convertible Notes”) and 4) $268.9 million aggregate principal amount of senior subordinated notes due June 2014, which bear interest at 8.25% per annum payable semi annually (the “2014 Notes”).

Amended and Restated ABL Revolver

The Company’s Amended ABL Revolver provides for revolving credit financing of up to $100.0 million (or, if the accordion feature is exercised and additional commitments are obtained, $150.0 million), subject to borrowing base availability, and matures in May 2017. The borrowing base consists of the following: 1) 85% of the net amount of eligible accounts receivable and 2) the lesser of (i) 85% of the net orderly liquidation value of eligible inventory or (ii) 75% of the net amount of eligible inventory. These amounts are reduced by reserves deemed necessary by the security agents for the facility. Borrowings under the Amended ABL Revolver bear interest at the Company’s choice of either a base rate (determined by reference to the highest of three rates as defined in the Amended ABL Revolver agreement) or a LIBOR rate for U.S. dollar deposits plus an applicable margin between 0.75% and 1.25% for base rate loans and 1.75% and 2.25% for LIBOR loans based on current availability. The Amended ABL Revolver also requires the Company to pay a commitment fee for the unused portion. As of March 3, 2013, there were no amounts outstanding under the Amended ABL Revolver.

The obligations under the Company’s Amended ABL Revolver are guaranteed by Sealy Mattress Corporation and all of its current and future domestic subsidiaries, and are also secured by substantially all of the assets of the Company and the assets of its current and future domestic subsidiaries through a first-priority security interest in the accounts receivable, inventory, cash, related general intangibles and instruments and proceeds of the foregoing, and a second-priority security interest in substantially all of the Company’s material real property and equipment and all other assets of its current and future domestic subsidiaries that secure the Senior Notes on a first-priority basis.

The Amended ABL Revolver agreement requires the Company to maintain a fixed charge coverage ratio in excess of 1.0 to 1.0 in periods of minimum availability under the facility where the availability for two consecutive calendar days is less than the greater of 1) 12.5% of the borrowing base under the Amended ABL Revolver and 2) $10.0 million. As of March 3, 2013, the Company was not in a minimum availability period under the Amended ABL Revolver.

In accordance with FASB authoritative guidance, the Company will classify borrowings under its Amended ABL Revolver, which has a maturity date of more than one year from the balance sheet date, as a current liability since it includes both a lockbox arrangement and a subjective acceleration clause.

Senior Notes

The Senior Notes mature in April 2016 and bear interest at 10.875% per annum payable semi-annually in arrears on April 15 and October 15. The total proceeds received by the Company from the issuance of these notes was $335.9 million, resulting in an original issue discount (“OID”) of $14.1 million which will be accreted over the life of the agreement with the related expense recognized as a component of interest expense in the Condensed Consolidated Statement of Operations. For each of the three months ended March 3, 2013 and February 26, 2012, the Company recognized additional interest expense related to the accretion of the OID of $0.4 million.

As discussed in Note 7, during the three months ended March 3, 2013 and February 26, 2012, the Company redeemed a portion of the principal amount of its outstanding Senior Notes at a redemption price of 103% of the principal amount of the notes, plus accrued and unpaid interest to the redemption date.

Convertible PIK Notes

The Convertible Notes mature in July 2016 and bear interest at 8.00% per annum payable semi-annually in arrears on January 15 and July 15. The Company does not pay interest in cash related to the Convertible Notes, but instead increases the amount of the Convertible Notes by an amount equal to the interest payable for the interest period ending immediately prior to the interest payment date. The amount of interest payable for each interest period is calculated on the basis of the accreted principal amount as of the first day of such interest period. The Convertible Notes are convertible into shares of Sealy Corporation’s common stock at an initial conversion price of $1.00 per share.

During the three months ended March 3, 2013, there were no conversions of Convertible Notes into common shares.

The Company accounts for the PIK interest on the Convertible Notes in accordance with the applicable FASB authoritative guidance pertaining to convertible instruments and derivative financial instruments indexed to, and potentially settled in, a company’s own stock. This guidance requires an allocation of a portion of the issuance amount to an embedded beneficial conversion feature based on the difference between the effective conversion price of the convertible debt of $1.00 and the fair value of the underlying common stock. Upon the January 15, 2013 interest payment date, the fair value of the underlying common stock was $2.18. Therefore, a beneficial conversion feature was recognized for the total PIK interest payment. Upon the January 15, 2012 interest payment date, the fair value of the underlying common stock was $1.87. Therefore, a beneficial conversion feature was recognized for 87% of the total PIK interest payment. Therefore, a beneficial conversion feature was recognized for the entire amount of the PIK interest payment. Details of the amounts recognized as beneficial conversion features for the three months ended March 3, 2013 and February 26, 2012 are as follows:

Three Months Ended
March 3, 2013	February 26, 2012
(in thousands)
$ 8,846	$ 7,114

$ 8,846	$ 7,114

The outstanding balance of the Convertible Notes at March 3, 2013 was $192.2 million which includes accrued but unpaid interest as well as the total of the unamortized beneficial conversion features of $40.1 million which are recognized as a discount to the outstanding principal amount. The recognized discounts for the beneficial conversion features will be accreted through interest expense over the remaining term of the Convertible Notes.

The indentures and agreements governing the Amended ABL Revolver, Senior Notes, Convertible Notes and the 2014 Notes also impose certain restrictions including, but not limited to, the payment of dividends or other equity distributions and the incurrence of debt or liens upon the assets of the Company or its subsidiaries. For instance, the agreement governing the Amended ABL Revolver contains restrictions on the ability of Sealy Corporation’s subsidiaries to pay dividends or make other distributions to Sealy Corporation subject to specified exceptions including the satisfaction of a minimum fixed charge coverage ratio and average daily availability levels. Likewise, under the indentures governing the Senior Notes and 2014 Notes, Sealy Mattress Company is restricted from paying dividends or making other distributions to Sealy Corporation unless Sealy Mattress Company is able to satisfy certain requirements or use an available exception from the limitation. Although the Company meets the minimum fixed charge coverage ratio requirements contained in the Amended ABL Revolver agreement, the Company does not meet the minimum fixed charge coverage ratio levels under the note indentures as of March 3, 2013, therefore the Company is limited in its ability to incur new indebtedness and pay dividends and distributions, other than pursuant to specified exceptions in these agreements. As of March 3, 2013, Sealy Mattress Company is restricted in distributing the net assets of its subsidiaries in the amount of $217.0 million to its parent due to the provisions in its long-term debt agreements. However, $30.0 million would be available for distribution without restriction to the parent and to the common shareholders of Sealy Corporation. At March 3, 2013, the Company was in compliance with the covenants contained within the related note indentures and agreements.

Note 10: Acquisition

On June 13, 2012, the Company obtained a 45% ownership interest in a newly formed company, Comfort Revolution, an investment with the CR Member, for a contribution of $10.0 million. Upon formation, the CR Member contributed the assets and liabilities of its existing business. Comfort Revolution develops specialty foam and gel bedding products which are believed to complement the Company’s product offerings and had net revenues of approximately $13.0 million for the first quarter of fiscal 2013.

The Company’s $10.0 million equity contribution to Comfort Revolution was used, in part, to retire and terminate an existing $8.1 million of debt and pay $0.4 million in legal and advisory fees. These amounts were paid to members of the acquired enterprise or their affiliates.

In connection with the acquisition, the Company entered into a revolving credit facility arrangement with Comfort Revolution under which the Company is obligated to provide funding up to $20.0 million for the operations of this entity. This credit facility bears interest at a rate of 12.0% per annum and matures in June 2014. Further, Comfort Revolution will be obligated to pay royalties to the Company for its sales of Sealy® and Stearns & Foster® branded product under the terms of a licensing arrangement.

The consolidated statements of operations include the results of Comfort Revolution for the three months ended March 3, 2013. The assets acquired and liabilities assumed through this acquisition have been recorded at preliminary estimates of fair value based on information currently available and on current assumptions as to the future operations of Comfort Revolution. The Company will recognize additional assets or liabilities if new information is obtained during the measurement period about facts and circumstances that existed as of the acquisition date that, if known, would have resulted in the recognition of those assets and liabilities as of that date. The measurement period will not exceed one year from the acquisition date. These preliminary estimates are subject to change upon the completion of the acquisition accounting.

The following is a summary of the preliminary fair values of the assets acquired and liabilities assumed based on the acquisition (amounts in thousands):

Assets acquired:
Current assets, including cash and equivalents of $10,159	$16,010
Property, plant and equipment	481

Goodwill	357
Intangible assets	15,100
Other assets	35

Total assets acquired	31,983

Liabilities assumed:
Current liabilities	1,659
Other long-term liabilities	8,102

Total liabilities assumed	9,761

Noncontrolling interest	(12,222)

Net assets acquired	$10,000

The identifiable intangible assets acquired consist of trademarks, customer relationships and intellectual property of $3.1 million, $8.7 million and $3.3 million, respectively, with such amounts based on a preliminary assessment of the fair value. The fair value of the noncontrolling interest was determined using a market approach based on the Company’s acquisition of its 45% ownership stake in Comfort Revolution as well as the enterprise values of comparable companies in the industry.

Note 11: Derivative Instruments and Hedging Strategies

The Company uses hedging contracts to manage the risk of its overall exposure to changes in foreign currency exchange rates and commodity prices. All of the Company’s designated hedging instruments are considered to be cash flow hedges.

Foreign Currency Exposure

The Company is exposed to foreign currency risk related to purchases of materials and certain equipment made in a foreign currency. To manage the risk associated with fluctuations in foreign currencies, the Company enters into foreign currency forward and option contracts. As with its interest rate swap instruments, the Company designates certain of these contracts as hedging instruments and enters into some contracts that are considered to be economic hedges which are not designated as hedging instruments. Whether designated or undesignated, these contracts protect against the reduction in value of forecasted foreign currency cash flows resulting from payments in a foreign currency. The fair values of foreign currency agreements are estimated as described in Note 12, taking into consideration current interest rates and the current creditworthiness of the counterparties or the Company, as applicable. Details of the specific instruments used by the Company to hedge its exposure to foreign currency fluctuations are as follows:

At March 3, 2013, the Company had outstanding 24 forward foreign currency contracts to sell a total of 12.2 million Canadian dollars and receive U.S. dollars at specified exchange rates with expiration dates ranging from March 2013 through November 2013. These hedges were entered into to protect against the fluctuation in the Canadian subsidiary’s U.S. dollar denominated purchases of raw materials. The Company has formally designated these contracts as cash flow hedges, and they are expected to be highly effective in offsetting fluctuations in the forecasted purchases of these raw materials related to changes in the foreign currency exchange rates.

The Company also enters into foreign currency contracts that are not designated as hedges for accounting purposes. The changes in fair value of these foreign currency hedges are included as a part of cost of goods sold in the Condensed Consolidated Statements of Operations. At March 3, 2013 and December 2, 2012, the Company did not have any outstanding foreign currency contracts that were not designated as hedges for accounting purposes.

At March 3, 2013, the maximum length of time over which the Company is hedging its exposure to the reduction in value of forecasted foreign currency cash flows through foreign currency forward agreements is through November 2013. Over the next 12 months, the Company expects to reclassify $0.2 million of deferred losses from accumulated other comprehensive income to cost of goods sold as related forecasted foreign currency payments are made.

For the three months ended March 3, 2013 and February 26, 2012, the Company recognized foreign currency transaction losses of $0.7 million and foreign currency transaction gains of $0.1 million, respectively. These amounts are recognized in cost of goods sold, selling, general and administrative expenses, or royalty income, net at the time they occur.

Commodity Price Exposure

The Company is exposed to risk associated with fluctuations in the prices of diesel fuel used in the transportation of its finished product to its customers. To manage this risk, the Company enters into fixed price swap agreements. These agreements were entered into to protect against the fluctuations in the prices of diesel fuel purchased by certain of the Company’s U.S. manufacturing facilities. The fair values of the fixed price swap agreements are estimated as described in Note 12, taking into consideration current interest rates and the current creditworthiness of the counterparties or the Company, as applicable. Details of the specific instruments used by the Company to hedge its exposure to foreign currency fluctuations are as follows:

At March 3, 2013, the Company had outstanding 12 fixed price swap contracts to purchase 1.1 million gallons of diesel fuel at specified prices from March 2013 through October 2013. Since these contracts were not formally designated as cash flow hedges, the change in fair value, which was immaterial for the three months ended March 3, 2013, is recorded as a component of selling, general and administrative expense in the Condensed Consolidated Statements of Operations.

At March 3, 2013 and December 2, 2012, the fair value carrying amount of the Company’s derivative instruments was recorded as follows (in thousands):

	Asset Derivatives		Liability Derivatives
	March 3, 2013		March 3, 2013
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments Foreign exchange contracts	Other current assets	$293	Other current liabilities	$—

Total derivatives designated as hedging instruments		293		—

Derivatives not designated as hedging instruments Commodity fixed price swap contracts	Other current assets	15	Other current liabilities	—

Total derivatives not designated as hedging instruments		15		—

Total derivatives		$308		$—

	Asset Derivatives		Liability Derivatives
	December 2, 2012		December 2, 2012
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments Foreign exchange contracts	Other current assets	$—	Other current liabilities	$(268)

Total derivatives designated as hedging instruments		—		(268)

Derivatives not designated as hedging instruments Commodity fixed price swap contracts	Other current assets	18	Other current liabilities	—

Total derivatives not designated as hedging instruments		18		—

Total derivatives		$18		$(268)

The effect of derivative instruments on the Consolidated Statement of Operations for the three months ended March 3, 2013 and February 26, 2012 was not significant.

Note 12: Fair Value of Financial Instruments

For assets and liabilities measured at fair value on a recurring basis during the period, the Company uses an income approach to value the assets and liabilities for outstanding foreign currency derivative contracts discussed above in Note 11. These contracts are valued using an income approach, which consists of a discounted cash flow model that takes into account the present value of future cash flows under the terms of the contracts by using current market information available as of the reporting date such as prevailing interest rates and foreign currency spot and forward rates. The Company mitigates derivative credit risk by transacting with highly rated counterparties. There were no non-financial assets or liabilities requiring initial measurement or subsequent remeasurement during the first three months of fiscal 2013 or 2012. The following table provides a summary of the fair values of assets and liabilities (in thousands):

		Fair Value Measurements at March 3, 2013 Using
		Quoted Prices in
		Active Markets for	Significant Other	Significant
		Identical Assets	Observable Inputs	Unobservable
	March 3, 2013	(Level 1)	(Level 2)	Inputs (Level 3)
Foreign exchange and commodity derivative assets	$308	$—	$308	$—
Foreign exchange and commodity derivative liabilities	—	—	—	—

Total	$308	$—	$308	$—

		Fair Value Measurements at December 2, 2012 Using
	December 2, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Foreign exchange and commodity derivative assets	$18	$—	$18	$—
Foreign exchange and commodity derivative liabilities	(268)	—	(268)	—

Total	$(250)	$—	$(250)	$—

Due to the short maturity of cash and equivalents, accounts receivable, accounts payable and accrued expenses, their carrying values approximate fair value. The fair value of long term debt based on quoted market prices at March 3, 2013 was as follows (in thousands):

Senior Secured Notes	$249,688
Convertible Notes	521,418
Senior Subordinated Notes	270,290

Note 13: Discontinued Operations

In the fourth quarter of fiscal 2010, the Company divested the assets of its European manufacturing operations in France and Italy and ceased manufacturing operations in Brazil. These businesses have been accounted for as discontinued operations. During the three months ended March 3, 2013, the Company continued the liquidation of certain of its assets related to its Brazil operations. The charges related to these activities were recorded as a component of discontinued operations. The remaining current assets and liabilities of the Brazilian operations reflected within the Consolidated Balance Sheets at March 3, 2013 and December 2, 2012 were immaterial. The Company also recognized additional expenses related to the disposition of its European manufacturing operations which were primarily related to services rendered in connection with the disposition.

The operating results of the discontinued operations in total are summarized below (in thousands):

	Three months ended
	March 3, 2013	February 26, 2012
Net sales	$—	$—

Loss before income taxes	(171)	(351)
Income tax provision (benefit)	—	—

Loss from operations of discontinued operations	(171)	(351)
Loss on disposition of business	(61)	(831)

Loss from discontinued operations	$(232)	$(1,182)

In connection with the sale of the Company’s European manufacturing operations, the Company made certain guarantees with respect to the existence of liabilities and deficiencies related to assets as of the closing date that were not reflected in the European business’ financial statements as of the closing date. Further, certain guarantees were made with respect to losses or damages incurred by the purchaser related to any misrepresentations or warranties made by the Company, outstanding disputes or judicial proceedings. Such guarantees are limited to an aggregate amount of €1.8 million under the terms of the contract.

Note 14: Defined Benefit Pension Expense

The components of net periodic pension cost recognized for the Company’s defined benefit pension plans in the U.S. and Canada for the three months ended March 3, 2013 and February 26, 2012 are as follows (in thousands):

	Three Months Ended
	March 3, 2013	February 26, 2012
Service cost	$301	$240
Interest cost	407	382
Expected return on plan assets	(439)	(388)
Amortization of unrecognized losses	273	202
Amortization of unrecognized prior service cost	36	38

Net periodic pension cost*	$578	$474

Cash contributions	$564	$0

Weighted average expected return on plan assets	7.00%	7.50%

*	Net periodic pension cost recognized for the three months ended March 3, 2013 is based upon preliminary estimates pending the final actuarial determination of such costs for fiscal 2013. Similarly, net periodic pension cost for the three months ended February 26, 2012 is based upon preliminary estimates.

The Company expects to make additional cash contributions to the defined benefit pension plans of approximately $2.2 million during the remainder of fiscal 2013.

Note 15: Income Taxes

The Company’s effective income tax rates regularly differ from the Federal statutory rate principally because of the effect of non-deductible interest on the Company’s Convertible Notes, certain foreign tax rate differentials and state and local income taxes. The effective tax rate for the three months ended March 3, 2013 was approximately 72.9% compared to approximately 85.4% for the three months ended February 26, 2012. The effective rate for the three months ended March 3, 2013 was higher than the rate for the three months ended February 26, 2012, primarily due to the impact of the permanent tax differences, the most significant of which relates to the non-deductible interest on the Company’s Convertible Notes.

The Condensed Consolidated Balance Sheet as of March 3, 2013 includes accrued interest of $3.9 million and penalties of $1.3 million due to unrecognized tax benefits. As of December 2, 2012, the Company had recorded accrued interest of $3.7 million and penalties of $1.5 million due to unrecognized tax benefits.

The Company expects the liability for uncertain tax positions to decrease by approximately $0.8 million within the succeeding twelve months due to expiration of income tax statutes of limitations. Federal years open to examination are fiscal year 2004 and forward. State and international jurisdictions remain open to examination for fiscal year 2000 and forward.

Significant judgment is required in evaluating the Company’s federal, state and foreign tax positions and in the determination of its tax provision. Despite the Company’s belief that its liability for unrecognized tax benefits is adequate, it is often difficult to predict the final outcome or the timing of the resolution of any particular tax matter. The Company may adjust these liabilities as relevant circumstances evolve, such as guidance from the relevant tax authority, or resolution of issues in the courts. These adjustments are recognized as a component of income tax expense entirely in the period in which they are identified. The Company is currently undergoing examinations of certain of its corporate income tax returns by tax authorities. Issues related to certain of these reserves have been presented to the Company and the Company believes that such audits will not result in a material assessment or payment of taxes related to these positions during the one year period following March 3, 2013. The Company also cannot predict when or if any other future tax payments related to these tax positions may occur.

Note 16: Redeemable Noncontrolling Interest

The Company is party to a put and call arrangement with respect to the common securities that represent the 55% noncontrolling interest acquired in connection with the formation of Comfort Revolution. The call arrangement may be exercised by the Company upon the fifth anniversary of the acquisition date, and the put arrangement may be exercised by the CR Member upon the sixth anniversary of the acquisition date. The redemption value of both the put and the call arrangement is equal to 7.5 times earnings before interest, taxes, depreciation and amortization (“EBITDA”), as defined in the related LLC agreement, of Comfort Revolution for the preceding 12 months, adjusted for net debt outstanding and multiplied by the 55% ownership interest held by the CR Member. Due to the existing put and call arrangements, the noncontrolling interest is considered to be redeemable in accordance with the related authoritative accounting guidance and is recorded on the balance sheet as a redeemable noncontrolling interest outside of permanent equity. The redeemable noncontrolling interest is recognized at the higher of 1) the accumulated earnings associated with the noncontrolling interest or 2) the redemption value as of the balance sheet date. At March 3, 2013, the redeemable noncontrolling interest was recorded based on the fair value upon acquisition and the accumulated losses of Comfort Revolution since the acquisition date. The redemption amount as of March 3, 2013 is an insignificant amount.

A reconciliation of redeemable noncontrolling interests for the three months ended March 3, 2013 is as follows (in thousands):

Balance, beginning of period	$11,035
Net income attributable to noncontrolling interest	313

Balance, end of period	$11,348

Note 17: Accumulated Other Comprehensive Income

The following table provides the components of accumulated other comprehensive income in the Condensed Consolidated Balance Sheets (in thousands):

		Unrealized actuarial loss	Accumulated foreign
	Unrealized gain (loss) on	and prior service credit for	currency translation
	cash flow hedges	pension liability	adjustment	Total
Balance as of December 2, 2012	$(164)	$(13,666)	$17,193	$3,363
Other comprehensive income	—	349	(1,983)	(1,634)
Income tax expense (benefit)	—	(130)	—	(130)

Balance as of March 3, 2013	$(164)	$(13,447)	$15,210	$1,599

Note 18: Contingencies

The Company is subject to legal proceedings, claims, and litigation arising in the ordinary course of business. While the outcome of these matters is currently not determinable, management does not expect that the ultimate costs to resolve these matters will have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

Product Warranty Claims

During the third quarter of fiscal 2012, the Company identified a manufacturing defect with respect to certain of its foundation units that were sold to certain customers during the 2008 through 2011 fiscal years. The Company plans to repair or replace these defective foundation units and is expected to incur costs of $1.1 million related to the replacement products, and charges for transportation and labor. This expense was recorded as a component of cost of goods sold in the accompanying Condensed Consolidated Statement of Operations.

Multi-employer Pension Liabilities

In the fourth quarter of fiscal 2012, the Company made the decision to relocate its manufacturing facility in Portland, Oregon to a new location in Lacey, Washington in order to realize operational cost savings in the new location. Closure of this facility occurred in early fiscal 2013 and resulted in the elimination or relocation of approximately 145 positions. The Company expects to incur a withdrawal liability associated with certain multi-employer pension plans of $1.8 million related to the relocation of its Portland, Oregon manufacturing facility. The payment of this liability is expected to occur over the next three years.

Legal Proceedings

The Company is aware of six purported class action lawsuits relating to the Merger with Tempur-Pedic, one in North Carolina state court and five in the Delaware Court of Chancery, filed by purported stockholders of the Company against the Company, the Company’s directors, the Company and Silver Lightning Merger Company, a subsidiary of Tempur-Pedic (the “Merger Sub”). Justewicz v. Sealy Corp., et al. (“North Carolina Action”) was filed on October 3, 2012, in the General Court of Justice, Superior Court Division in North Carolina (“North Carolina Court”). On November 13, 2012, the Delaware Court of Chancery consolidated all five Delaware actions into a single action, which is now styled as In re Sealy Corporation Shareholder Litigation (“Delaware Action”). Plaintiff in the North Carolina Action and plaintiffs in the Delaware Action allege, among other things, that the defendants have breached their fiduciary duties to the Company’s stockholders and that the Company, Merger Sub and Tempur-Pedic aided and abetted the Company’s directors’ alleged breach of fiduciary duties. The complaints also claim that the consideration to be paid in the Merger to Company stockholders (the “Merger Consideration”) is inadequate, that the Merger Agreement contains unfair deal protection provisions, that the Company’s directors are subject to conflicts of interests, and that the preliminary information statement filed by the Company with the Securities and Exchange Commission on October 30, 2012 omits material information concerning the negotiation process leading to the proposed transaction and the valuation of the Company. On October 12, 2012, plaintiff in the North Carolina Action brought a Motion for Expedited Discovery and for a Hearing and Briefing Schedule on Plaintiff’s Motion for a Preliminary Injunction. On October 24, 2012, defendants in the North Carolina Action brought a Motion to Stay the North Carolina Action in favor of the Delaware Action. On November 7, 2012, the North Carolina Action plaintiff amended his complaint to add allegations claiming that the preliminary information statement filed by the Company on October 30, 2012, did not provide sufficient information. Following briefing and a hearing on November 8, 2012, the North Carolina Court stayed the North Carolina Action. On November 19, 2012, plaintiffs in the Delaware Action filed a consolidated amended complaint, a motion for expedited proceedings, and a motion for a preliminary injunction.

The Company believes that the allegations in these lawsuits are entirely without merit. On January 22, 2013, solely to avoid the burden, expense and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, the parties to the Delaware Action entered into a memorandum of understanding setting forth an agreement-in-principle providing for a settlement of the Delaware Action (the “Proposed Settlement”). In connection with the Proposed Settlement, the Company agreed to include certain supplemental disclosures in an amended information statement to be sent to the Company stockholders. The Proposed Settlement provides for the release of all claims by Company stockholders concerning the Merger Agreement, the Merger, and the disclosures made in connection with the Merger, including all claims that were asserted or could have been asserted in the Delaware Action and the North Carolina Action. The Proposed Settlement does not provide for the payment of additional monetary consideration to Company stockholders and the Proposed Settlement does not affect the rights of any Company stockholder to seek appraisal pursuant to Section 262 of the Delaware General Corporation Law. On May 30, 2013, at the hearing to review the settlement agreed upon by the parties, the Court approved the settlement and dismissed with prejudice the six shareholder Plaintiff suits.

The outcome of the above litigation is uncertain, however, and although the Company does not currently expect to incur a loss with respect to these matters, the Company cannot currently predict the manner and timing of the resolution of the lawsuits, an estimate of a range or losses or any minimum loss that could result in the event of an adverse verdict in these suits, or whether the Company’s or Tempur Pedic’s applicable insurance policies will provide sufficient coverage for these claims. Accordingly, the Company can give no assurance that these matters will not have a material adverse effect on the Company’s financial position or results of operations.

In March 2012, Hernandez et al v. Sealy Mattress Manufacturing Co. was filed in Superior Court in California with respect to some allegations of improper wage and hour calculations in accordance with California state law. The Company is vigorously defending this lawsuit and it is too early to determine a potential liability related to this action as there has been little discovery and the matter has not yet been presented for class certification.

Environmental

The Company is currently conducting an environmental cleanup at a formerly owned facility in South Brunswick, New Jersey pursuant to the New Jersey Industrial Site Recovery Act. The Company and one of its subsidiaries are parties to an Administrative Consent Order issued by the New Jersey Department of Environmental Protection. Pursuant to that order, the Company and its subsidiary agreed to conduct soil and groundwater remediation at the property. The Company does not believe that its manufacturing processes were the source of contamination. The Company sold the property in 1997. The Company retained primary responsibility for the required remediation. Previously, the Company removed and disposed of contaminated soil from the site with the New Jersey Department of Environmental Protection approval, and the Company has installed a groundwater remediation system on the site. During 2005, with the approval of the New Jersey Department of Environmental Protection, the Company removed and disposed of sediment in Oakeys Brook adjoining the site. The Company continues to monitor ground water at the site. During 2012, with the approval of the New Jersey Department of Environmental Protection, the Company commenced the removal and disposal of additional contaminated soil from the site. The Company has recorded a reserve as a component of other accrued expenses and other noncurrent liabilities in the accompanying Consolidated Balance Sheets as of March 3, 2013 for $3.3 million ($4.1 million prior to discounting at 4.75%) associated with this remediation project.

The Company has also undertaken a remediation of soil and groundwater contamination at an inactive facility located in Oakville, Connecticut. Although the Company is conducting the remediation voluntarily, it obtained Connecticut Department of Environmental Protection approval of the remediation plan. The Company believes that it has essentially completed its remediation of the site. Accordingly, the Company has submitted a closure report to the Connecticut Department of Energy and Environmental Protection (“DEEP”) for the lower portion of the site which earlier this year was approved the Connecticut DEEP and is preparing a closure report for the upper portion of the site. The Company has recorded a liability of approximately $0.1 million associated with the completion of these closure reports and the closure of the Company’s remediation efforts at the site. The Company believes the contamination is attributable to the manufacturing operations of previous, unrelated, unaffiliated occupants of the facility.

The Company cannot predict the ultimate timing or costs of the South Brunswick and Oakville environmental matters. Based on facts currently known, the Company believes that the accruals recorded are adequate and does not believe the resolution of these matters will have a material effect on the financial position or future operations of the Company. However, in the event of an adverse decision by the agencies involved, or an unfavorable result in the New Jersey natural resources damages matter, these matters could have a material effect.

In 1998, the Company sold an inactive facility located in Putnam, Connecticut. Recently, the Company received a letter from the attorney for the current owner of that property claiming that Sealy may have some responsibility for an environmental condition on the property. The Company has requested additional information on this matter and is awaiting receipt of that information.

Other

During fiscal 2010, the Company was assessed $8.0 million by the Brazilian government for the failure to provide certain income tax filings. Due to the accumulated net operating losses in this jurisdiction, the Company’s exposure is expected to be limited. At March 3, 2013, the Company has recorded a reserve of $1.1 million associated with this assessment related to the expected requirement to pay certain sales tax, fees and penalties. This amount is recorded as a component of accrued expenses in the accompanying Condensed Consolidated Balance Sheets.

Note 19: Related Party Transactions

During the three months ended March 3, 2013 and February 26, 2012, the Company incurred costs for consulting services rendered by KKR and Capstone Consulting LLC (a consulting company that works exclusively with KKR’s portfolio companies) of $0.0 million and $0.2 million, respectively. As of March 3, 2013 and February 26, 2012, $0.0 million and $0.1 million, respectively, of the costs incurred for these services were accrued as a component of other accrued liabilities in the accompanying Condensed Consolidated Balance Sheets. The Company also participates in a lease arrangement with a KKR affiliate for the Company’s Clarion facility for a six month initial term with two six month renewal options available. The Company has received lease income on this property of an insignificant amount during the three months ended March 3, 2013 and February 26, 2012.

Sealy Holding LLC, an affiliate of KKR, holds an aggregate amount of $118.7 million of the Company’s Convertible Notes. In connection with the PIK interest payment on the Convertible Notes on January 15, 2013, the principal amount of the notes held by KKR was increased by $4.8 million.

During the three months ended February 26, 2012, the Company’s Asian joint ventures made a distribution to the Company of $1.0 million. These amounts have been reflected as a reduction of the investment in these joint ventures in the accompanying Condensed Consolidated Balance Sheets as of March 3, 2013 and February 26, 2012. No such distributions were made during the three months ended March 3, 2013.

Note 20: Revenue by Product and Geographical Information

Domestic Revenue by Product

The Company produces sleep sets across a range of technologies, including innerspring, latex foam and visco-elastic “memory foam”. The U.S. mattress industry groups these products in categories based on innerspring and specialty technologies. The products for international locations are aggregated as they are substantially similar and the international markets do not have similar product categorization. In the domestic market the Company’s net revenue by product type for the three months ended March 3, 2013 and February 26, 2012 was as follows (in thousands:)

	Three months ended
	March 3, 2013	February 26, 2012
Net sales - Domestic innerspring bedding	$211,418	$215,251
Net sales - Domestic specialty bedding	35,623	19,028

Total bedding sales	247,041	234,279
Other revenue (1)	19,260	6,069

Net sales	$266,301	$240,348

(1)	Other revenue includes external sales of Comfort Revolution and the Company’s components and U.S. latex businesses.

Geographical Information

Net sales by geographic area are as follows (in thousands):

	Three Months Ended
	March 3, 2013	February 26, 2012
United States	$266,301	$240,348
Canada	48,236	47,068
Other International	25,098	24,874

Total	$339,635	$312,290

Total International	$73,334	$71,942

Long lived assets (principally property, plant and equipment) outside the United States were $36.1 million and $37.0 million as of March 3, 2013 and February 26, 2012, respectively.

Note 21: Earnings per Share

The following table sets forth the computation of basic and diluted earnings per share for the three months ended:

	Three Months Ended
	March 3, 2013	February 26, 2012
	(in thousands)
Numerator:
Net (loss) income from continuing operations, as reported	$(2,988)	$1,606
Net (loss) income attributable to participating securities	10	(3)

Net (loss) income from continuing operations attributable to common shareholders	$(2,978)	$1,603

Denominator:
Denominator for basic earnings per share—weighted average shares	104,745	100,918
Effect of dilutive securities:
Stock options	—	683
Restricted share units	—	7,114
Other	—	539

Denominator for diluted earnings per share—adjusted weighted average shares and assumed conversions	104,745	109,254

For the three months ended March 3, 2013, 4,044 options and share units (in thousands) were not included in the computation of diluted earnings per share because their impact is antidilutive. Additionally, for the three ended March 3, 2013, a weighted average 225,775 shares (in thousands), respectively of the outstanding Convertible Notes were excluded from the computation of diluted earnings per share since their inclusion would be antidilutive. For the three months ended February 26, 2012, 4,183 options and share units (in thousands) were not included in the computation of diluted earnings per share because their impact is antidilutive. Additionally, for the three ended February 26, 2012, a weighted average 208,290 shares (in thousands), respectively of the outstanding Convertible Notes were excluded from the computation of diluted earnings per share since their inclusion would be antidilutive.